UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

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ENERGY PARTNERS, LTD.

(Name of Registrant as Specified in Its Charter)

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November 1, 2006

Dear Fellow Stockholder:

Woodside Petroleum, Ltd., an Australian oil & gas company, is attempting to buy your Company at a price which your Board of Directors has determined to be inadequate and not in your best interests. Woodside and its U.S. subsidiary ATS, Inc. propose to do this by soliciting your consent to two different proposals, each described in the enclosed document. Your Board is unanimously opposed to the ATS consent solicitation.

We urge you NOT TO SIGN any GOLD consent card or other form which may be sent to you by ATS or Woodside.

As you know, your Board has terminated the contemplated merger with Stone Energy Corporation and is currently engaged in a process of exploring strategic alternatives to maximize stockholder value, including a possible sale of the Company. To date, Woodside has made no effort to participate in the process. Instead, Woodside has reneged on its promise to pass through to you savings from a reduced Stone termination fee and has issued an ultimatum to try to coerce you to tender your shares for a price your Board—and you (judging by your response to its offer)—have deemed to be inadequate.

Woodside is now soliciting written consents to remove all members of the Board that you have elected and replace them with its handpicked, paid nominees who have been selected for the single purpose of facilitating a transaction between EPL and Woodside. Woodside is doing this because it does not want to give your Board adequate time to successfully undertake the important process of exploring strategic alternatives to maximize stockholder value. Make no mistake, Woodside’s aim is to buy your shares and the entire Company for the lowest possible price and it wants its nominees to control the process by which it can achieve that end. You should not support them in their efforts.

We think you should ask yourselves, who is likely to try to get you the highest value for your shares? The people handpicked and paid by Woodside, who wants to buy your shares, undoubtedly at the lowest price possible, or the incumbent Board you have elected, which is composed of a majority of independent directors and is committed to exploring strategic alternatives for your benefit?

Your Board strongly urges you to reject Woodside’s efforts to take control of your Company by taking the following steps. First, do not sign ATS’ gold consent card or any other form which may be sent to you by ATS or Woodside. Second, if you have previously signed a gold consent card sent to you by Woodside or ATS, you should revoke that consent by signing, dating and mailing the enclosed WHITE Consent Revocation Card immediately. Finally, even if you have not signed ATS’ consent card, you can show your support for your Board by signing, dating and mailing the enclosed WHITE Consent Revocation Card. Regardless of the number of shares you own, your revocation of consent is important. Please act today.

Thank you for your continued support.

Very truly yours,
Richard A. Bachmann
Chairman and Chief Executive Officer
Energy Partners, Ltd.

A more detailed explanation of this solicitation is to be found in the attached Consent Revocation Statement, which you are encouraged to read. If you have any questions about revoking any consent you may have previously granted or require assistance, please call:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Tel: (212) 929-5500

Fax: (212) 929-0308

Call Toll Free: (800) 322-2885

November 1, 2006

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF ENERGY PARTNERS, LTD.

IN OPPOSITION TO

A CONSENT SOLICITATION BY ATS INC., WOODSIDE FINANCE LIMITED AND

WOODSIDE PETROLEUM LTD.

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Energy Partners, Ltd., a Delaware corporation (“EPL” or the “Company”), to the holders of all issued and outstanding shares of EPL’s common stock, par value $0.01 per share (the “Common Stock”), and the associated preferred stock purchase rights, in connection with your Board’s opposition to the solicitation of written stockholder consents by ATS Inc., a Delaware corporation (“ATS”) and a wholly-owned subsidiary of Woodside Petroleum, Ltd., a company organized under the laws of Victoria, Australia (“Woodside”), Woodside Finance Limited, a company formed under the laws of Victoria, Australia and a wholly-owned subsidiary of Woodside (“Woodside Finance”), and Woodside.

On August 28, 2006, Woodside publicly announced its intent to acquire all of the outstanding shares of EPL’s Common Stock at a price of $23.00 per share in cash (purportedly subject to increase to $23.50 if the Stone termination fee was eliminated or $24.00 under certain circumstances), subject to various closing conditions. Although the Board did succeed in reducing the Stone termination fee by nearly 70%, Woodside has recently dropped the prospect of increasing its offer to $23.50 or $24.00 and is moving forward with its hostile offer for EPL at $23.00 per share, a price deemed inadequate by your Board. Not only has Woodside reneged on its promise to pass through to you the savings from a reduced Stone termination fee, but now Woodside has issued an ultimatum to try to coerce you to tender your shares for a price that your Board has determined to be inadequate.

ATS is now escalating its campaign to advance its hostile offer for EPL by soliciting your written consents to take control of your Board by (i) removing all eleven existing members of the Board that you have elected and (ii) filling the newly-created vacancies with individuals handpicked by Woodside. Specifically, with its proposals, Woodside is asking you to:

1. Remove all eleven existing members of the Board (and any person(s) (other than those elected by this consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship); and

2. Elect its own hand-picked and paid nominees as the new directors of EPL (or if any such Nominee is unable or unwilling to serve on the Board, any other person designated as a nominee by ATS).

In its public filings with the Securities and Exchange Commission (the “SEC”), ATS has stated that, subject to their fiduciary duties, it expects its nominees to support the $23.00 per share offer and to take all steps necessary to consummate a transaction between ATS and EPL that will force out EPL’s stockholders. In addition, in its public filings with the SEC, ATS has stated that the election of its nominees will signal that a majority of the Company’s stockholders believe that the ATS offer—which your Board has unanimously (with Mr. Hiltz abstaining) determined to be inadequate and not in the best interests of the Company’s stockholders (other than Woodside and its affiliates)—is in their best interests. In considering the ATS proposals, it is important for you to recognize that neither ATS nor Woodside has any duty to act in your best interests—each acts purely for Woodside’s financial gain. The Nominees have been selected for the single purpose of facilitating a transaction between EPL and Woodside—they have no anticipated role other than to vote for consummation of a transaction that your Board has deemed to be inadequate and not in your best interests.

Your directors were nominated and elected through processes implemented by the Board in keeping with good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the heading “Corporate Governance” and regarding the process undertaken by the Board in the selection of directors. In contrast, the ATS nominees have been selected by, and are on the payroll of, Woodside, which acts solely in its own financial self-interest.

The Board has directed the Company to pursue strategic alternatives to maximize stockholder value, including the possible sale of the Company. EPL’s solid track record of operational success and the strong potential of EPL’s attractive Gulf of Mexico properties and prospects place the Company in a strong position to explore strategic alternatives to maximize value for EPL stockholders. However, if Woodside takes control of your Board, the Board’s efforts to maximize stockholder value will be curtailed and the ATS nominees will complete the ATS offer at a price which the Board has already deemed inadequate. The Board strongly urges you to protect your right to achieve greater value than the ATS offer.

Your Board unanimously opposes the solicitation by ATS. Your Board, which is composed of a majority of independent directors within the meaning of the New York Stock Exchange listing standards, is committed to acting in the best interests of all of the Company’s stockholders and believes that it is better positioned than Woodside’s handpicked nominees to maximize value to EPL’s stockholders.

This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to stockholders on or about November 2, 2006.

Your Board urges you not to sign any gold consent card sent to you by ATS or Woodside but instead to sign and return the WHITE card included with these materials.

If you have previously signed and returned the gold consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the gold consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

If your shares are held in “street name,” only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a WHITE Consent Revocation Card on your behalf today.

In accordance with Delaware law and the Company’s bylaws, the Board set October 17, 2006 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the ATS consent solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the ATS consent solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Tel: (212) 929-5500

Fax: (212) 929-0308

Call Toll Free: (800) 322-2885

2

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact contained in this Consent Revocation Statement and in periodic reports filed by us or under the Securities and Exchange Act of 1934 and other written or oral statements made by us or on our behalf, are forward-looking statements. Forward-looking statements are subject to risks and uncertainties. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

Except for our obligations to disclose material information under U.S. federal securities laws, we do not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will,” “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may,” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” in our periodic reports, could affect the future results of the energy industry in general and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	uncertainties inherent in the development and production of and exploration for oil and natural gas and in estimating reserves;

•	the effects of our substantial indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	the impact of oil and natural gas price fluctuations;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance; and

•	general economic, market or business conditions.

All written and oral forward-looking statements attributable to us or persons acting on behalf of us are expressly qualified in their entirety by such factors. We refer you specifically to the section “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent filings with the SEC. Although we believe that the assumptions on which any forward-looking statements in this Consent Revocation Statement and our periodic reports filed by us are reasonable, no assurance can be given that such assumptions will prove correct. All forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph.

DESCRIPTION OF THE ATS CONSENT SOLICITATION

As set forth in its definitive consent solicitation materials filed with the SEC, ATS is asking you to vote on the following proposals:

1. Remove all eleven existing members of the Board (and any person(s) (other than those elected by the ATS consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship); and

2. Elect Walter R. Arnheim, Terry G. Dallas, Robert B. Holland, III, David R. Martin and J. Kenneth Thompson (each, a “Nominee” and collectively, the “Nominees”) as the directors of EPL (or if any such Nominee is unable or unwilling to serve on the Board, any other person designated as a nominee by ATS).

We believe that the ATS proposals have a single purpose: to facilitate ATS’ proposed $23.00 per share acquisition of the entire equity interest in EPL—an offer your Board has already unanimously (with Mr. Hiltz abstaining) determined to be inadequate and not in the best interests of the Company’s stockholders (other than Woodside and its affiliates).

REASONS TO REJECT THE ATS CONSENT SOLICITATION PROPOSALS

On October 12, 2006, the Company announced that your Board, a majority of which are independent directors, had directed the Company, assisted by its financial advisors, to explore strategic alternatives to maximize stockholder value, including the possible sale of the Company. This process is already well underway. A number of parties have already signed confidentiality agreements and we are entertaining interest from others.

Notably, Woodside has made no effort to date to participate in the process. Instead, it has issued an ultimatum to try to coerce you to tender your shares for a price your Board has deemed to be inadequate. ATS is pursuing its agenda to take control of EPL by seeking consents to two proposals designed to enable ATS to take control of your Board. Your Board believes that the ATS consent solicitation is an attempt to pressure the Board to accept the ATS hostile tender offer and to limit its options and flexibility to maximize value for EPL’s stockholders. Your Board opposes the solicitation by ATS because the Board believes:

The ATS Consent Solicitation is an opportunistic attempt to cash out EPL stockholders at an inadequate price.

EPL has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended through the date hereof, the “Schedule 14D-9”) which contains the Board’s recommendation that EPL stockholders reject the ATS offer and not tender their shares to ATS.

The Schedule 14D-9 discloses that the Board unanimously (with Mr. Hiltz abstaining) determined that the ATS offer is inadequate and not in the best interests of the Company’s stockholders (other than Woodside and its affiliates). The Board’s reasons for its determination included:

•	The Board’s belief—based on its familiarity with the business of the Company, its financial condition, results of operations and prospects, and the Board’s familiarity with the oil and natural gas exploration and production industry, and the prospects for, and the Company’s position in, that industry—that the continued execution of the Company’s current business plan should provide greater value to stockholders than the ATS offer.

•	The Board’s belief that the fair value and unaffected price of the Company’s stock is substantially higher than the prevailing market price at the time ATS launched the ATS offer. The Board noted that the $23.00 per share offer price is a 29% discount to the Company’s 52-week high (which was $32.27 on September 29, 2005), and a 7% discount to the Company’s average closing stock price over the 90 trading days preceding the announcement of the Company’s offer to acquire Stone.

•	The opinions of Petrie Parkman & Co., Inc., Evercore Group L.L.C., and Banc of America Securities LLC, the Company’s financial advisors, to the effect that, as of September 13, 2006, and based upon and subject to various assumptions and limitations set forth in each opinion, the $23.00 per share being offered was inadequate, from a financial point of view, to the Company’s stockholders (other than Woodside and its affiliates).

•	The Board’s belief that the Company’s prospect inventory, including those prospects on the Gulf of Mexico Shelf and in the deepwater Gulf of Mexico, is expected to generate increasing returns over the next few years, and that neither the Company’s current stock price nor the ATS offer reflects the value of these assets or their potential.

•	The Board’s belief that the ATS offer represents an opportunistic attempt by Woodside to acquire a unique and valuable collection of oil and natural gas exploration and production assets and employees at a favorable time to Woodside at a price well below the true value that these assets and employees represent.

•	The conditionality of the ATS offer, which includes many stringent, open-ended or subjective conditions that, unless waived by ATS, may result in the ATS offer not being consummated.

The Schedule 14D-9, which has been mailed to EPL stockholders, contains the Board’s recommendation concerning the ATS offer and other important information.

The ATS Consent Solicitation is designed to enable Woodside to buy the Company at the lowest possible price and to short-circuit your EPL Board’s announced process to explore strategic alternatives to maximize stockholder value.

The Board, a majority of which are independent directors, has recently directed the Company to pursue strategic alternatives to maximize stockholder value with the assistance of its financial advisors, including a possible sale of the Company. Your Board, and not ATS’ hand-picked and paid nominees, is in the best position to evaluate those strategic alternatives available to EPL, decide which of those is most likely to provide full and fair value to all EPL stockholders and implement that decision.

We believe Woodside is soliciting written consents from you to remove all members of the Board that you have elected and replace them with its handpicked, paid nominees because it does not want to give your Board adequate time to successfully undertake the important process of exploring strategic alternatives to maximize stockholder value. To be clear, Woodside’s aim is to buy your shares and the entire Company for the lowest possible price and it wants its nominees to control the process by which it can achieve that end. You should not support them in their efforts.

Your Board agreed to terminate the planned merger with Stone Energy Corporation (“Stone”) after we were unable to negotiate a decrease in consideration payable to Stone stockholders under the merger agreement between EPL and Stone (the “Merger Agreement”). Rather than be liable for the $25.6 million fee that would be payable to Stone in the event EPL’s stockholders voted against the proposed transaction with Stone and then EPL consummated a Third Party Acquisition Proposal (as defined in the Merger Agreement) within 12 months following the EPL stockholder meeting, your Board negotiated the payment by EPL to Stone of only $8 million, in full satisfaction of all obligations under the Merger Agreement. The payment represents a $17.6 million discount from the fee that would have been payable by EPL to Stone under certain circumstances. As a result of this payment, EPL achieved its objective of an immediate termination of the Merger Agreement which enabled EPL to commence promptly the review of its strategic alternatives.

Your Board directed the Company to explore strategic alternatives to maximize stockholder value on October 12, 2006. Since that date, the Company, together with its financial advisors, has commenced soliciting interest in a possible sale of the Company from a wide range of potential purchasers. The Company has already signed confidentiality agreements with a number of parties, and is entertaining interest from others. The

Company intends to provide information to, and engage in discussions with, parties with whom it enters into confidentiality agreements. Your Board intends to continue this process, and to continue to work with its financial advisors to decide what action is in the best interests of all EPL stockholders. No timetable has been set for completion of this process, and the timing of consummation of any strategic alternative which may be pursued by the Board is uncertain.

To date, Woodside has made no effort to participate in the Board-led process of stockholder value maximization. Instead, it has stated that it has no intention of increasing its offer price and does not intend to extend its offer if its terms are not met by November 17, 2006, effectively issuing an ultimatum to try to coerce you to tender your shares for a price your Board has deemed to be inadequate. ATS and Woodside continue to demonstrate that their goal is not to enhance the value of EPL.

ATS also amended its offer to eliminate its commitment to increase its offer above $23.00 per share in certain circumstances, despite the Board having negotiated a $17.6 million reduction in the termination fee that would have been payable by EPL to Stone upon an acquisition of the Company by a third party, including by ATS. Your Board has saved EPL $17.6 million in the event of an acquisition of the Company by a third party, but ATS has not followed through on its promise to pass those savings on to the EPL stockholders. In other words, if ATS acquires EPL, ATS will keep the $17.6 million saved for itself. This again demonstrates that ATS’ plan is to acquire the Company for the lowest possible price.

Given that it is in ATS’ interest to acquire EPL at the lowest possible price, your Board believes that it is extremely unlikely that the ATS nominees would have any incentive to pursue other alternatives for EPL and its stockholders.

The ATS consent solicitation will place control of EPL in the hands of nominees who have been handpicked by ATS to serve its own interest, not the interest of other EPL stockholders.

At this critical time for the future of EPL, we believe it is vital to continue to have directors in place who know EPL and are committed to continuing to act in the best interests of EPL and all of its stockholders. The Board believes that you, our stockholders, should continue to be represented by directors who are not hand-picked by ATS or Woodside.

The ATS nominees have clear conflicts of interest since it is in the interest of ATS to acquire EPL at the lowest possible price. The facts on this matter speak for themselves. ATS itself has stated in its consent solicitation materials that it “expects” that is nominees will “take such action as may be required to expedite the prompt consummation of the [ATS] Offer.”

The ATS nominees, if elected, would have certain obligations under the Delaware General Corporation Law (the “DGCL”) to EPL. If ATS’ hand-picked nominees are elected as your directors, we believe they would have conflicts of interest which can only be detrimental to the interests of EPL and its stockholders, since it is in ATS’ and Woodside’s interest to acquire EPL at the lowest possible price for EPL’s shares, a price which your Board has already determined is inadequate.

Given ATS’s attempt to acquire EPL, we believe it is contrary to the interests of ATS to allow any ATS-designated directors to take any further steps to enhance the value of the EPL shares. It is significant that, as disclosed in ATS’ consent solicitation materials, the ATS nominees, if elected to the Board, will be indemnified by ATS “to the fullest extent permitted by the DGCL and other applicable law” if they breach their fiduciary duties to EPL and its stockholders. We believe that such indemnification appears to indicate that conflicts of interest could cause the ATS nominees, if elected, to be unable to fulfill their fiduciary duties to EPL and its stockholders.

Furthermore, unless and until ATS acquires control over EPL, ATS has no obligation to protect the interests of EPL’s stockholders; its sole obligation is to Woodside and its stockholders. Additionally, because Woodside, through its affiliate Gryphon Exploration Company and its ownership of other assets and its conduct of other operations in the Gulf of Mexico, competes directly with EPL, we believe that the ATS nominees would be subject to conflicts of interest in serving as directors of EPL.

While ATS’ consent solicitation materials describe its proposed slate of directors as “independent,” your Board believes that all of them have been handpicked by Woodside simply to facilitate the acquisition of EPL by Woodside on terms that are as favorable to Woodside as possible. In fact, Woodside has stated in its consent statement materials that it “does not currently anticipate that the Nominees will continue to serve as directors of the Company” once Woodside completes the acquisition of EPL.

In other words, Woodside’s hand-picked nominees have been chosen for the single purpose of approving a transaction your Board has already determined to be inadequate and opportunistic, for which each nominee will be paid $40,000 by ATS. There is no expectation that the ATS nominees will do anything to create or enhance value to the EPL stockholders.

On the contrary, your existing Board already has a strong track record of increasing value for EPL stockholders. Your Board currently has a majority of directors who truly independent (within the meaning of the New York Stock Exchange listing standards) and are committed to enhancing value for EPL stockholders, not just Woodside and its affiliates.

For the foregoing reasons, your Board believes that the interests of EPL stockholders will be best served if EPL’s current directors, acting independently of ATS, are given the opportunity to evaluate EPL’s strategic alternatives, decide what action is in the best interests of EPL’s stockholders and implement that decision.

The Board of Directors strongly believes that the solicitation being undertaken by ATS is not in the best interests of the Company’s stockholders and we therefore urge stockholders to reject the solicitation and revoke any consent previously submitted.

Do not delay. In order to ensure that the existing Board is able to act in your best interests, please mark, sign, date and return the enclosed WHITE consent revocation card as promptly as possible.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q:	Who is making this solicitation?

A:	Your Board of Directors.

Q:	What are we asking you to do?

A:	You are being asked to revoke any consent that you may have delivered to ATS or to Woodside in favor of the two proposals described in Woodside’s consent solicitation statement and, by doing so, preserve your current Board, which will continue to act in your best interests.

Q:	If I have already delivered a consent, is it too late for me to change my mind?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a WHITE Consent Revocation Card, as discussed in the following question.

Q:	What is the effect of delivering a consent revocation card?

A:	By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to ATS or Woodside. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q:	If I deliver a consent revocation card, does that mean that the Company will not consummate a transaction with ATS?

A:	No. If you deliver your WHITE Consent Revocation Card, you will only be deciding to preserve the current composition of EPL’s Board. In other words, by returning the WHITE Consent Revocation Card, you will ensure that the Company’s strategic alternatives are evaluated fully and fairly by your existing directors instead of by directors who are handpicked by ATS and expected to take the necessary steps to consummate the ATS offer.

Q:	What should I do to revoke my consent?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the WHITE Consent Revocation Card. Then, sign, date and return the enclosed WHITE Consent Revocation Card today to MacKenzie Partners, Inc. in the envelope provided. It is important that you date the WHITE Consent Revocation Card when you sign it.

Q:	What happens if I do nothing?

A:	If you do not send in any consent ATS may send to you and do not return the enclosed WHITE Consent Revocation Card, you will effectively be voting AGAINST ATS’ proposals.

Q:	What happens if ATS’ proposals pass?

A:	If unrevoked consents representing a majority of our outstanding common stock are delivered to us within 60 days of the earliest-dated consent, your Board will be replaced with ATS’ hand-picked, paid nominees who have stated publicly that they will act to consummate the ATS offer—an offer your Board has already unanimously (with Mr. Hiltz abstaining) determined to be inadequate and not in the best interests of the Company’s stockholders (other than Woodside and its affiliates). Your Board also believes that ATS’ proposals will interfere with the Board’s efforts to explore strategic alternatives for the Company, including efforts to seek a sale of the Company designed to obtain full and fair value for all Company stockholders.

Q:	What is your Board’s position with respect to the ATS offer?

A:	Your Board has unanimously (with Mr. Hiltz abstaining) determined that the ATS offer is inadequate and not in the best interests of the Company’s stockholders (other than Woodside and its affiliates). The Board has also recommended that stockholders reject the ATS offer.

The Board’s reasons and recommendations are contained in EPL’s solicitation/recommendation statement on Schedule 14D-9 filed with the SEC on September 14, 2006 and which has been mailed to you. You should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the ATS offer.

Q:	What does your Board recommend?

A:	Your Board strongly believes that the solicitation being undertaken by ATS and Woodside is not in the best interests of EPL’s stockholders. Your Board unanimously opposes the solicitation by ATS and urges stockholders to reject the solicitation and revoke any consent previously submitted. Your Board has recently directed the Company to pursue strategic alternatives to maximize stockholder value, including a possible sale of the Company, and is in the best position to evaluate those strategic alternatives available to EPL, decide which of those is in the best interests of EPL’s stockholders and implement that decision.

Q:	Who is entitled to consent, withhold consent or revoke a previously given consent with respect to Woodside’s proposals?

A:	Only the stockholders of record of the Company Common Stock on the record date are entitled to consent, withhold consent or revoke a previously given consent with respect to Woodside’s proposals. In accordance with Delaware law and EPL’s bylaws, the Board set October 17, 2006 as the record date (the “Record Date”) for the determination of the EPL stockholders who are entitled to execute, withhold or revoke consents relating to the ATS consent solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the ATS consent solicitation.

Q:	Who should I call if I have questions about the solicitation?

A:	Please call MacKenzie Partners, Inc. toll free at (800) 322-2885.

BACKGROUND OF THE ATS OFFER & CONSENT SOLICITATION

On Monday, August 28, 2006, Mr. Richard A. Bachmann, Chairman and Chief Executive Office of EPL, received a telephone call at approximately 6:30 a.m. CDT on his cellular phone from Don Voelte, the managing director and chief executive officer of Woodside. Mr. Voelte informed Mr. Bachmann that Woodside was issuing a press release announcing that ATS would make a cash tender offer to acquire all of EPL’s Common Stock for $23.00 per share, subject to EPL’s stockholders voting down the Merger Agreement. Mr. Voelte also indicated that Woodside would commence litigation to overturn the termination fee paid by EPL to Plains Exploration & Production Company (“Plains”) upon the termination of Plains’ merger agreement with Stone and any breakup fees payable under the Merger Agreement, and would increase its offer by up to $1.00 if it were successful. Mr. Voelte also told Mr. Bachmann that Woodside had acquired 4.5% of EPL’s Common Stock. Mr. Voelte stated Woodside would prefer to do a friendly deal, but he was advised that Woodside could not talk to the Board or to management as a result of restrictions in the Merger Agreement. Mr. Bachmann did not comment on Mr. Voelte’s interpretation of the Merger Agreement.

Later that morning, the Board held a telephonic meeting during which Mr. Bachmann informed the Board of the telephone call he received from Mr. Voelte. Following the meeting, EPL issued a press release stating that the Board would review and discuss the Woodside proposal in due course in consultation with its financial and legal advisors, and would advise EPL’s stockholders of its position.

On Monday, August 28, 2006, Woodside filed suit against EPL, the EPL directors and Stone in the Delaware Court of Chancery in New Castle County (such proceeding, the “ATS Litigation”). The complaint seeks, among other relief, (i) a declaration that the termination fee paid to Plains and the breakup fee provisions in the Merger Agreement are unlawful and (ii) the invalidation of a provision of the Company’s bylaws that requires 85% approval for stockholder actions taken by written consent.

On Tuesday, August 29, 2006, the Company sent a letter to its employees advising them of Woodside’s offer. The Company also filed with the SEC an amendment to its registration statement (the “Registration Statement”) that included its prospectus/proxy statement to be used at the stockholder meeting for the acquisition of Stone. Among other things, the amendment included disclosure of the Woodside offer.

On Thursday, August 31, 2006, ATS announced that it had commenced the tender offer for the Company’s shares. ATS’ tender offer statement also indicated that ATS expected to launch a consent solicitation to replace the members of EPL’s Board with its nominees who ATS expected would accept the ATS offer.

On Thursday, August 31, 2006, the Board held a telephonic meeting. The Board approved the retention of Petrie Parkman & Co., Inc. (“Petrie Parkman”) as a financial advisor to render any fairness or adequacy opinions with respect to the ATS offer, and the continued retention of Evercore and Banc of America Securities LLC (“Banc of America Securities”) as financial advisors. The Board also approved the retention of Wachtell, Lipton, Rosen & Katz as legal counsel in addition to Cahill Gordon & Reindel LLP and Abrams & Laster LLP. The Company’s legal advisors reviewed with the Board their fiduciary duties. The legal advisors also discussed with the Board the terms of the ATS offer, as well as the claims made by ATS in the ATS Litigation. The Company’s financial advisors discussed with the Board the financial terms of the ATS offer and the types of financial analyses that were being prepared for the Board. Mr. Bachmann discussed his concerns regarding employee retention and indicated that, because of the tight job market and uncertainty regarding the ATS offer, management was likely to recommend an employee retention plan to attempt to limit employee departures and stabilize the employee base.

On Wednesday, September 6, 2006, the Board held a meeting with its financial and legal advisors. The Company’s legal advisors, among other things, again reviewed with the Board their fiduciary duties. Each of the Company’s financial advisors reviewed with the Board the financial terms of the ATS offer and preliminary financial analyses. The Board then discussed various potential responses to the ATS offer. The Board focused on

Woodside’s statement in the Schedule TO that the terms of the Merger Agreement restrict the Company’s ability to talk to Woodside. The Board believes that the Company is able to hold discussions with Woodside and explore other possible strategic alternatives under the Merger Agreement, but the Board also believed it was prudent to obtain Stone’s confirmation of the Company’s interpretation. Management then described employee retention issues resulting from the public announcement of Woodside’s offer and discussed with the Board proposals being developed to implement modest employee retention programs designed to limit employee losses and the projected costs associated with such proposals. The Board also discussed other matters related to the ATS offer. The Board also discussed a possible amendment to the Company’s bylaws that would eliminate one of the claims raised in the ATS Litigation.

Following the Board meeting, counsel for EPL called Stone’s outside legal counsel. EPL’s counsel informed Stone’s counsel of Woodside’s interpretation of the Merger Agreement and requested acknowledgement that Stone had sought in the negotiations to impose “no shop” restrictions on EPL comparable to those applicable to Stone, that EPL had refused to accept such restrictions, that Stone nevertheless agreed to proceed with the Merger Agreement, and that, accordingly, and for other reasons, the Merger Agreement could not be interpreted to impose such restrictions. Stone’s counsel acknowledged that the Merger Agreement did not contain a “no shop” clause and indicated he would discuss the matter with Stone and its Delaware counsel.

On Thursday, September 7, 2006, Mr. Bachmann met with Mr. Richard Pattarozzi, an independent Stone board member, and discussed the status of the Stone transaction. Mr. Bachmann also informed Mr. Pattarozzi of Woodside’s statement regarding the Merger Agreement and indicated that EPL was requesting Stone’s confirmation of EPL’s interpretation of the Merger Agreement. Mr. Pattarozzi indicated he would contact the Stone board of directors to discuss the matter promptly. Later that day, Stone’s outside counsel informed EPL’s outside counsel that Stone did not concur with EPL’s interpretation of the Merger Agreement and that Stone believed the Company was prohibited from communicating with Woodside regarding the ATS offer. EPL then filed an action in Delaware seeking a declaratory judgment (the “Declaratory Action”), and requested expedited treatment.

The Declaratory Action sought to confirm that the Merger Agreement does not restrict the Company from “developing, soliciting, considering, communicating, exchanging information, negotiating, disclosing, entering into or consummating potential or definitive strategic alternatives for Energy Partners, including internally generated or third party proposals.”

The Board determined that the Company should not engage in any discussions with, or provide any nonpublic information regarding the Company to, Woodside or other third parties until the resolution of the Declaratory Action.

On Friday, September 8, 2006, the Board held a meeting and consulted with its financial and legal advisors. Mr. Bachmann updated the Board on the filing of the Declaratory Action. The Board also discussed the ATS offer and the potential options available to the Company, depending on the outcome of the Declaratory Action.

Also on Friday, September 8, 2006, Mr. Bachmann and EPL’s financial and legal advisors met with David H. Welch, President and Chief Executive Officer of Stone, and Kenneth H. Beer, Stone’s Senior Vice President and Chief Financial Officer, and Stone’s financial and legal advisors. EPL suggested a framework for the potential renegotiation of the Merger Agreement. Stone indicated it would discuss the matter with its board of directors and respond quickly. Mr. Welch noted the departure of several employees and requested a waiver under the Merger Agreement to permit Stone to adopt an employee retention plan and certain salary adjustments with a cost of approximately $2.2 million. Mr. Bachmann indicated that EPL would consider Stone’s request.

On September 8, 2006, ATS launched its consent solicitation of EPL stockholders in which it solicited EPL stockholders to vote against the Stone transaction.

On September 11, 2006, Stone informed EPL that it would not enter into negotiations regarding the Merger Agreement.

On September 12, 2006, Stone announced that, on September 7, 2006, it had adopted an employee retention plan and certain salary adjustments that will become effective if the merger between EPL and Stone does not occur.

On Wednesday, September 13, 2006, the Board met to discuss the ATS offer. Representatives of Petrie Parkman, one of the Company’s financial advisors, updated its previous reviews with the Board of the financial terms of the ATS offer and reviewed its financial analyses of the $23.00 per share being offered in the ATS offer. Representatives of Petrie Parkman also rendered to the Board its oral opinion, confirmed in writing following the Board meeting, to the effect that, as of September 13, 2006 and based upon and subject to the various assumptions and limitations set forth in its opinion, the consideration being offered by Woodside to the holders of Company Common Stock pursuant to the ATS offer is inadequate, from a financial point of view, to such holders (other than Woodside and its affiliates). Subsequently, representatives of Evercore, one of the Company’s financial advisors, updated its previous reviews with the Board of the financial terms of the ATS offer and its financial analyses of the $23.00 per share being offered in the ATS offer. Representatives of Evercore also rendered to the Board its oral opinion, confirmed in writing following the Board meeting, to the effect that, as of September 13, 2006 and based upon and subject to the various assumptions and limitations set forth in its opinion, the consideration being offered by Woodside to the holders of Company Common Stock pursuant to the ATS offer is inadequate, from a financial point of view, to such holders (other than Woodside and its affiliates). Finally, representatives of Banc of America Securities, one of the Company’s financial advisors, updated its previous reviews with the Board of the financial terms of the ATS offer and its financial analyses of the $23.00 per share being offered in the ATS offer. Representatives of Banc of America Securities also rendered to the Board its oral opinion, confirmed in writing following the Board meeting, to the effect that, as of September 13, 2006 and based upon and subject to the various assumptions and limitations set forth in its opinion, the consideration being offered by Woodside to the holders of Company Common Stock pursuant to the ATS offer is inadequate, from a financial point of view, to such holders (other than Woodside and its affiliates). Following this review and discussion by the Board, the Board unanimously determined (with Mr. Hiltz abstaining) that the ATS offer was inadequate and not in the best interests of the Company’s stockholders (other than Woodside and its affiliates). Accordingly, the Board recommended that EPL stockholders reject the ATS offer and not tender your shares of Common Stock pursuant to the ATS offer. The Board approved certain actions to address employee retention issues resulting from the ATS offer and certain amendments to the Company’s bylaws. The Board adopted a six-month stockholders rights agreement (the “Limited Rights Plan”). The Limited Rights Plan is intended to allow the Company sufficient time to act in the best interests of EPL stockholders. The Board also approved indemnification agreements for directors, officers and one other employee based on the Board’s prior approval of such arrangements for directors on August 4, 2006.

On Thursday, September 14, 2006, EPL notified Stone that the employee retention plan and salary adjustments announced by Stone on September 12, 2006 constituted a breach of the Merger Agreement, which EPL considered material, and demanded that Stone cure the breach.

On Thursday, September 14, 2006, the Company provided Woodside with the Company’s press release and the Schedule 14D-9.

On September 27, 2006, the Delaware Court issued an oral ruling in the Declaratory Action and the consolidated portion of the ATS action and indicated that a written opinion would be issued later. In its oral ruling, subsequently clarified at a hearing on October 5, 2006, the Delaware Court stated, among other things, that Section 6.2(e) of the Merger Agreement does not limit the ability of EPL to solicit, explore and negotiate, in good faith, any Third Party Acquisition Proposals (as defined in the Merger Agreement), including but not limited to the ATS offer. The Delaware Court dismissed without prejudice the remainder of the claims raised by EPL in the Declaratory Action as not ripe for a judicial determination.

On October 6, EPL received the following letter from ATS:

[LETTERHEAD OF ATS INC.]

October 5, 2006

Energy Partners Ltd.

201 St. Charles Ave., Suite 3400

New Orleans, LA 70170-3400

Attn: Richard Bachmann

Chairman of the Board and Chief Executive Officer

Dear Mr. Bachmann,

ATS was pleased with the Delaware Chancery Court’s recent ruling that Section 6.2(e) of your merger agreement with Stone Energy Corporation (“Stone”) does not prohibit Energy Partners Ltd. (“EPL”) from talking to us about our pending offer to acquire EPL. As addressed in your initial conversation with Don Voelte, CEO of Woodside Petroleum Ltd. on August 28, 2006, our advisors felt your hands were tied by the Stone Merger Agreement—now that those binds have been lifted we are available to have discussions.

We firmly believe that our offer of US$23.00 per share (subject to increase by US$1.00 in certain specified cases) is a fair valuation (especially in light of the substantial decreases in the commodities markets and the corresponding decline in your E&P peer group since our offer was announced). However, we would be willing to listen to and review any information that you think could convince us otherwise.

Should EPL wish to discuss our offer with us further, please do not hesitate to contact me at +61 437 200 882, or feel free to contact Don Voelte on the personal contact numbers provided on your August 28th call.

Sincerely,

Mark Chatterji
President

On October 9, 2006, EPL responded by sending the following letter to ATS:

[EPL Letterhead]

October 9, 2006

Mr. Mark Chatterji, President

ATS, Inc.

71683 Riverside Drive

Covington, LA 70433

Dear Mr. Chatterji:

Thank you for your letter dated October 5, 2006, which was faxed to us on October 6. Our Board of Directors is, and has been, focused on creating value for our stockholders. That, however, does not mean that we will embrace an offer that we believe to be inadequate simply because it represents a modest premium over the market at the time it was made. We trust that you would not be bullied into doing that with respect to your stockholders, and we certainly will not let that be the case with respect to ours.

We were, to be candid, surprised that you would send us the letter after you disclosed its contents publicly. It made it appear to be a publicity ploy rather than something substantive. And, again to be candid, we were surprised by the letter’s content. You obviously know that our Board of Directors has found your offer to be inadequate, and I might add the word “opportunistic,” and the reasons for that decision. The results of your tender offer in which less than 24,000 EPL shares (approximately 6/100ths of 1% of our outstanding shares) were tendered, also speaks volumes for the fact that our stockholders agree totally with the decision of their Board of Directors.

We will consider any reasonable offer which would enhance stockholder value. This company, since its inception, has always prided itself in representing all stockholders in taking steps to deliver value to all stockholders.

Should Woodside wish to make such an offer and pursue discussions with us in a constructive manner, please do not hesitate to contact Richard Bachmann, our Chairman and Chief Executive Officer.

Sincerely,

John H. Peper
Executive Vice President

On October 11, 2006, the Board held a meeting with its legal and financial advisors. The Company’s legal advisors reviewed, among other things, the Board’s fiduciary duties. The Board discussed termination of the Merger Agreement, including the costs and benefits associated with the termination and the likelihood of stockholder approval of the transaction with Stone. The Board then approved termination of the Merger Agreement. The Board directed the Company, assisted by its financial advisors, to explore strategic alternatives to maximize stockholder value, including the possible sale of the Company.

On October 12, 2006, EPL announced the termination of the Merger Agreement and that the Board had directed the Company, assisted by its financial advisors, to explore strategic alternatives to maximize stockholder value, including the possible sale of the Company.

On October 26, 2006, ATS dismissed its claims in the ATS Litigation without prejudice. ATS also announced that it had abandoned the prospect of increasing its offer to $23.50 or $24.00 and that it did not intend to extend its offer beyond November 17, 2006.

On October 26, 2006, the Company announced that, in connection with the Company’s ongoing process of exploring all options to maximize stockholder value, including a possible sale of the Company, a number of parties have already signed or have agreed to sign confidentiality agreements and that the Company is entertaining interest from others.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the Board has set October 17, 2006 (the “Record Date”) as the record date for the determination of stockholders who are entitled to execute, withhold or revoke consents relating to the ATS proposals. As of the Record Date, there were 38,952,203 shares of the Company’s Common Stock outstanding, each entitled to one consent per share.

Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with the ATS proposals. Persons beneficially owning shares of EPL Common Stock (but not holders of record), such as persons whose ownership of EPL Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the WHITE Consent Revocation Card on their behalf.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law, Woodside’s proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of EPL’s Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.

Because the ATS proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the WHITE Consent Revocation Card.

Effect of WHITE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to ATS. Stockholders are urged, however, to deliver all consent revocations to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 (Facsimile No. (212) 929-0308). The Company requests that if a revocation is instead delivered to ATS, a copy of the revocation also be delivered to EPL, c/o MacKenzie Partners, Inc., at the address or facsimile number set forth above, so that EPL will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked consent to all of the ATS proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to EPL or to ATS or by delivering to ATS a subsequently dated gold consent card that ATS sent to you.

EPL has retained MacKenzie Partners, Inc. to assist in communicating with stockholders in connection with Woodside’s consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. at (212) 929-5500 or toll-free at (800) 322-2885.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any gold consent cards. Instead, reject the solicitation efforts of

ATS and Woodside by promptly completing, signing, dating and mailing the enclosed WHITE Consent Revocation Card to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016. Call Toll Free: (800) 322-2885 (Facsimile No. 212-929-0308). Please be aware that if you sign a gold card but do not check any of the boxes on the card, you will be deemed to have consented to the ATS proposals.

Results of Consent Revocation Statement

EPL will retain an independent inspector of elections in connection with ATS’ solicitation. EPL intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by EPL. EPL estimates that the total expenditures relating to EPL’s current revocation solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $1.2 million, of which approximately $0.5 million has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

EPL has retained MacKenzie Partners, Inc. as proxy solicitors, at a fee not to exceed $250,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. EPL will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding EPL’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of EPL Common Stock. MacKenzie Partners, Inc. has advised the Company that approximately 65 of its employees will be involved in the solicitation of revocations by MacKenzie Partners, Inc. on behalf of EPL. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable regulations of the SEC, each director and certain officers of the Company are deemed a “participant” in the Company’s solicitation of revocations of consent. Please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management” and to Annex I, “Certain Information Regarding Participants in this Consent Revocation Solicitation,” for information about our directors and officers who are participants in the solicitation.

PROFESSIONAL ADVISORS

Evercore Partners (“Evercore”), Banc of America Securities LLC (“Banc of America Securities”), Petrie Parkman & Co., Inc. (“Petrie Parkman”) and UBS Securities LLC (“UBS”) are acting as financial advisors for the Company in connection with, among other things, the Company’s analysis and consideration of, and response to, the ATS offer and the Company’s efforts to explore strategic alternatives to maximize stockholder value. In connection with their engagement, the Company has agreed to pay Evercore, Banc of America Securities, Petrie Parkman and UBS customary fees for its services. The Company has also agreed to reimburse Evercore, Banc of America Securities, Petrie Parkman and UBS for their reasonable out-of-pocket expenses, including fees and disbursements of its legal counsel, and to indemnify Evercore, Banc of America Securities, Petrie Parkman and UBS and certain related persons, against certain liabilities arising out of or in connection with their engagement.

Evercore, Banc of America Securities, Petrie Parkman and UBS and certain of their affiliates, in the past have provided investment banking and financial services to the Company, for which services they have received customary compensation. In the ordinary course of business, Evercore, Banc of America Securities, Petrie Parkman and UBS and their affiliates may actively trade or hold securities of the Company for its own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

The Company has retained Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) as its public relations advisor in connection with the ATS offer. The Company has agreed to pay customary compensation for such services and to reimburse Joele Frank for its out-of-pocket expenses arising out of or in connection with the engagement. The Company has also agreed to indemnify Joele Frank against certain liabilities arising out of or in connection with the engagement.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with this solicitation of revocations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Hitlz is a senior managing director of Evercore Group L.L.C. (“Evercore”), one of EPL’s financial advisors that has issued opinions with respect to the ATS offer and the proposed Stone merger. Because of a potential conflict between Mr. Hiltz’s role as director of EPL and as a member of Evercore, Mr. Hiltz recused himself from each vote of the Board relating to the Board’s recommendation with respect to the ATS offer and approval of the issuance of Common Stock in the merger and related transactions with Stone. Evercore acted as financial advisor to EPL in connection with the proposed merger with Stone. EPL agreed to pay Evercore an opinion fee of $500,000, which became payable upon the delivery of the opinion and $7,000,000, which would have been payable upon consummation of the Stone merger. EPL also agreed to reimburse Evercore for its expenses in connection with, and to indemnify Evercore against certain liabilities that could arise out of, its engagement. Evercore was also retained by the Company as a financial advisor to deliver an opinion with respect to the fairness or adequacy of the consideration being offered in the ATS offer. The Company has agreed to pay to Evercore a $1,000,000 engagement fee and $7,000,000 on (i) September 5, 2007, if the Company has not consummated a sale transaction prior to such date or (ii) the date of consummation of a sale transaction, so long as (x) such sale transaction closes prior to September 5, 2007 or (y) the definitive documentation with respect to such sale transaction is executed prior to September 5, 2007. If the Company had completed the acquisition of Stone, Evercore would have been entitled to receive a fee of $7,000,000 in accordance with the Company’s prior engagement letter with respect to the Stone transaction, but Evercore would not be entitled to receive an additional fee under clause (i) above. The Company has also agreed to reimburse Evercore for all expenses, including reasonable fees and disbursements of legal counsel; and to indemnify it and certain related persons against certain liabilities related to, arising out of, or in connection with its engagement.

On September 13, 2006, the Company entered into indemnification agreements with the directors, executive officers and key employees of the Company. The agreements provides indemnitees with, among other things, certain indemnification and advancement rights in third-party proceedings, proceedings by or in the right of the corporation, proceedings in which the indemnitee is wholly or partly successful, and for an indemnitee’s expenses incurred as a witness in a proceeding by reason of his or her corporate status.

LEGAL PROCEEDINGS

On August 28, 2006, ATS commenced the ATS Litigation in the Delaware Court of Chancery for New Castle County (the “Delaware Court”) styled as ATS, Inc. v. Bachmann et al., C.A. No. 2374-N. As amended on September 11, 2006, the complaint alleges that the termination fee provisions in the Merger Agreement relating to the termination fee payable by Stone to Plains upon termination of their merger agreement and the potential termination of the Merger Agreement are unlawful whether considered in combination or separately. The amended complaint also asserts that Section 6.2(e) of the Merger Agreement is an impermissible restriction on the Board’s ability to fulfill its fiduciary obligations and is, therefore, per se invalid. The amended complaint further contends that the Company’s directors breached their fiduciary duties by agreeing to these provisions. Finally, the amended complaint alleges that the Company’s by-laws contain an invalid provision imposing a supermajority voting requirement on any actions taken by written consent of the Company’s stockholders (the “Supermajority Consent Bylaw”). On the basis of those allegations, ATS seeks declaratory relief, injunctive relief and damages. On August 31, 2006, ATS filed a motion to expedite the proceedings in the ATS Litigation. On September 7, 2006, ATS filed a motion for summary judgment with respect to the claim that the Supermajority Consent Bylaw is invalid.

On September 7, 2006, the Company commenced the Declaratory Action against Stone in the Delaware Court styled as Energy Partners, Ltd. v. Stone Energy Corporation, C.A. No. 2402-N. In that action, the Company is seeking a declaration that Section 6.2(e) of the Merger Agreement is not and cannot operate as a “no talk” or “no shop” provision that prevents the Company and its Board from developing, soliciting, considering, communicating, exchanging information, negotiating, disclosing, entering into or consummating potential or definitive strategic alternatives for the Company, including internally generated or third-party proposals.

On September 7, 2006, the Company filed a motion for expedited proceedings in the Declaratory Action and ATS filed a motion to consolidate the ATS Litigation and the Declaratory Action. On September 11, 2006, the Delaware Court expedited the Declaratory Action. The Delaware Court also consolidated that portion of the ATS Litigation asserting the per se invalidity of Section 6.2(e) of the Merger Agreement with the Declaratory Action.

On September 12, 2006, Thomas Farrington, a purported stockholder of the company, filed a putative class action suit against EPL, all of the EPL directors, EPL Acquisition Corp. LLC, and Stone in the Court of Chancery of the State of Delaware, in and for New Castle County (the “Farrington Action”). The complaint seeks, among other relief, to recover unspecified damages against the defendants, to require Stone to return to EPL a $43.5 million fee under certain circumstances, and to enjoin any acquisition of EPL pending a declaration from the court that the conduct of business pending the merger, EPL stockholder voting, and the EPL termination and termination fee provisions of the Merger Agreement between EPL and Stone are unlawful and not enforceable. The complaint further seeks a declaration that EPL’s bylaw imposing a supermajority requirement on EPL stockholders’ right to act by written consent is unlawful and not enforceable. Plaintiff also seeks, pending certain corrective disclosures, to enjoin EPL from holding a stockholder meeting to consider the Merger Agreement.

On September 13, 2006, the Board amended the Company’s by-laws to delete the Supermajority Consent Bylaw. ATS has acknowledged that this mooted its claim relating to the Supermajority Consent Bylaw.

On September 22, 2006, a hearing in the Declaratory Action was held in the Delaware Court concerning the Company’s rights and obligations under section 6.2 and other provisions of the Merger Agreement regarding the range of actions the Company is permitted to take in response to the Woodside Offer.

On September 27, 2006, the Delaware Court issued an oral ruling in the Declaratory Action and the consolidated portion of the ATS action and indicated that a written opinion would be issued later. In its oral ruling, subsequently clarified at a hearing on October 5, 2006 and memorialized in a written opinion issued on October 11, 2006, the Delaware Court stated, among other things, that Section 6.2(e) of the Merger Agreement does not limit the ability of EPL to explore and negotiate, in good faith, any Third Party Acquisition Proposals (as defined in the Merger Agreement), including but not limited to the ATS offer. The Delaware Court dismissed without prejudice the remainder of the claims raised by EPL in the Declaratory Action as not ripe for a judicial determination.

At the same October 5, 2006 hearing, the Delaware Court granted motions to expedite the remaining claims in the ATS Litigation and the Farrington Action and set a hearing date for the week of November 6, 2006. On October 13, 2006, following the termination of the Merger Agreement, the Delaware Court held a hearing at the Company’s request to address whether the termination rendered expedition of the ATS Litigation and the Farrington Action unnecessary. Following arguments, the Delaware Court suggested that ATS and Farrington should amend their complaints to identify the claims they seek to pursue in light of the termination and scheduled a hearing for October 19, 2006 to determine whether those claims merited expedition.

On October 16, 2006 ATS filed a second amended complaint alleging that the termination fee provisions in the Merger Agreement were invalid under Delaware law. ATS also alleges that the fees the Company has paid Stone in connection with the termination of the Merger Agreement and Stone’s termination of its merger agreement with Plains constitute an invalid penalty under Delaware law. ATS asserts that, absent the invalidation of the termination fee payments, the Company’s shareholders will be unable to make a fully informed choice as to whether to accept the ATS offer. ATS seeks declaratory and injunctive relief.

The same day, Farrington also filed a second amended complaint alleging that the EPL directors breached their fiduciary duties by agreeing to the termination fee provisions in the Merger Agreement, adopting the Limited Rights Plan, amending the Severance Plan, and paying a fee to Stone in connection with the termination of the Merger Agreement. Farrington also alleges that the EPL directors have failed to adequately disclose material information relevant to the Company’s shareholders’ decision whether to accept the Tender Offer. Farrington seeks declaratory and injunctive relief as well as damages.

On October 19, 2006, the Delaware Court held that the claims alleged by ATS and Farrington in their respective second amended complaints did not merit expedited treatment and removed the scheduled November hearing from its calendar.

On October 26, 2006, ATS dismissed its claims in the ATS Litigation without prejudice.

The Company and the individual defendants believe the claims set out by Farrington are without merit and will continue to vigorously defend against those claims.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF EPL

Directors

Each of the following individuals was elected at EPL’s 2006 annual meeting of stockholders and will serve as a member of the Board until EPL’s 2007 annual meeting of stockholders:

Richard A. Bachmann, age 61, has been chief executive officer of the Company and chairman of its Board of Directors since the Company’s incorporation in January 1998. Mr. Bachmann began organizing the Company in February 1997 and served as the Company’s president until November 2005. From 1995 to January 1997, he served as director, president and chief operating officer of The Louisiana Land and Exploration Company (“LL&E”), an independent oil and gas exploration company. From 1982 to 1995, Mr. Bachmann held various positions with LL&E, including director, executive vice president, chief financial officer and senior vice president of finance and administration. From 1978 to 1981, Mr. Bachmann was the treasurer of Itel Corporation. Prior to 1978, Mr. Bachmann served with Exxon International, Esso Central America, Esso InterAmerica and Standard Oil of New Jersey. He is also a director of Trico Marine Services, Inc.

John C. Bumgarner, Jr., age 63, has been a director since January 2000. Mr. Bumgarner is currently serving as managing member of Utica Plaza Management Company, a family-owned real estate company. Mr. Bumgarner was chief operating officer and president of strategic investments for Williams Communications Group, Inc., a high technology company, from May 2001 to November 2002. Williams Communications Group, Inc. filed a Plan of Reorganization with the U.S. Bankruptcy Court for the Southern District of New York in August 2002. Mr. Bumgarner joined The Williams Companies, Inc. in 1977 and served as senior vice president of Williams Corporate Development and Planning and then also served as president of Williams International Company prior to joining Williams Communications Group, Inc. Mr. Bumgarner is also a director of Management Planning Systems, Inc. and Sirenza Microdevices, Inc. Mr. Bumgarner is a former treasurer of Skelly Oil.

Jerry D. Carlisle, age 60, has been a director since March 2003. Mr. Carlisle has been vice president and director of DarC Marketing, Inc., a family-owned marketing company, since 1997. From 1983 to 1997, Mr. Carlisle was vice president, controller and chief accounting officer of LL&E and, from 1979 to 1983, he held various management positions at LL&E. Mr. Carlisle has a masters of business administration from Loyola University, is a certified public accountant, and serves as a trustee of the Mississippi State University Business School.

Harold D. Carter, age 67, has been a director since May 1998. Since 1995, Mr. Carter has been an independent oil and natural gas consultant and investment advisor. Mr. Carter is a director of Brigham Exploration Company and Abraxas Petroleum Corp., public oil and gas companies, a director of Longview Energy Company, a privately held oil and gas company, and former president of Sabine Corporation, an independent oil and gas exploration company.

Enoch L. Dawkins, age 68, has been a director since January 2004. Mr. Dawkins retired from Murphy Exploration and Production Co., where he served as president from 1991 until 2003. From 1964 until 1991, Mr. Dawkins held various operational, marketing and managerial positions at Ocean Drilling and Exploration Company, including president from 1989 until its acquisition by Murphy Oil Corporation in 1991. He is also a director of Superior Energy Services, Inc.

Dr. Norman C. Francis, age 75, has been a director since May 2005. Dr. Francis has served as the President of Xavier University of Louisiana since 1968. Dr. Francis is the chairman of the board for the Southern Education Foundation and for Liberty Bank and Trust, a member of the board of directors of the American Council on Education and a Fellow of The American Academy of Arts and Sciences (inducted 1993).

Robert D. Gershen, age 53, has been a director since May 1998. Mr. Gershen is president of Associated Energy Managers, LLC, an investment management firm specializing in private equity investments in the energy sector. He is also a managing director of the general partner of Energy Income Fund, an investment fund. In addition, Mr. Gershen serves as the President of Longview Energy Company, a privately held oil and gas company. Since 1989, Mr. Gershen has managed, through Associated Energy Managers, LLC, three funds that invest in energy companies in the United States.

Phillip A. Gobe, age 54, has been a director since November 2005. Mr. Gobe joined the Company in December 2004 as chief operating officer and became president in May 2005. Mr. Gobe has over 28 years of energy industry experience and was with Nuevo Energy Company as chief operating officer from February 2001 until its acquisition by Plains Exploration & Production Company in May 2004. Mr. Gobe’s primary responsibilities were managing Nuevo’s domestic and international exploitation and exploration operations. Prior to his position with Nuevo, Mr. Gobe had been the Senior Vice President of Production for Vastar Resources, Inc. since 1997. From 1976 to 1997, Mr. Gobe worked for Atlantic Richfield Company and its subsidiaries in positions of increasing responsibility, primarily in the Gulf of Mexico and Alaska.

William R. Herrin, Jr., age 71, has been a director since May 2005. Mr. Herrin served in a number of capacities for Chevron Corporation, most recently as Vice President and General Manager, Gulf of Mexico Production Business Unit, Chevron U.S.A. Production Co. from July 1992 until his retirement in 1998.

William O. Hiltz, age 55, has been a director since November 2000. Mr. Hiltz is a senior managing director of Evercore Partners and has been since joining that firm in October 2000. From April 1995 until October 2000, Mr. Hiltz was a managing director and head of the global energy group for UBS Warburg LLC and its predecessor firms, SBC Warburg Dillon Read and Dillon, Read & Co. Inc.

John G. Phillips, age 84, has been a director since May 1998. Since 1995, Mr. Phillips has been an independent financial consultant. Mr. Phillips is former chairman, president and chief executive officer of LL&E and, since 1972, continues to serve as a director of the Whitney National Bank and Whitney Holding Corporation. Mr. Phillips retired from LL&E in 1985.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Title
Richard A. Bachmann	61	Chairman and Chief Executive Officer
T. Rodney Dykes	50	Senior Vice President—Production
Phillip A. Gobe	54	President and Chief Operating Officer
Javan Ottosan	48	Senior Vice President—Drilling and Engineering
John H. Peper	54	Executive Vice President, General Counsel and Corporate Secretary
Timothy R. Woodall	39	Executive Vice President and Chief Financial Officer

For information regarding Richard A. Bachmann, see “—Directors” above.

T. Rodney Dykes joined us in April 2001 as general manager of operations and was elected vice president of operations in July 2001. He served as our vice president of exploitation for the period from March 2002 through July 2003 and was elected senior vice president—production in July 2003. Mr. Dykes has over 25 years experience in the energy industry. Immediately prior to joining us, Mr. Dykes worked as an independent consultant. From 1994 to 1999, Mr. Dykes held various positions with CMS Oil and Gas Company, including divisional operations manager, vice president of operations and vice president of business development. From 1980 to 1994, he held various technical, drilling and production management positions with Maxus Energy. Prior to 1980, Mr. Dykes was a petroleum engineer with Kerr McGee.

For information regarding Phillip A. Gobe, see “—Directors” above.

Javan D. Ottoson joined us in April 2006 as Senior Vice President of Drilling and Engineering. He has over 26 years of energy experience and previously was with Chevron serving as Permian Asset Development Manager, a position he has held since Chevron’s acquisition of Unocal in 2005. Prior to that acquisition, he was the West Area Asset Manager for Pure Resources, Inc., a division of Unocal, a position he had held since 2003. He also spent 20 years with ARCO in a variety of operational and financial roles, both domestically and abroad.

John H. Peper joined us in January 2002 as executive vice president, general counsel and corporate secretary. Prior to joining us, Mr. Peper had been senior vice president, general counsel and secretary of Hall Houston Oil Company (“HHOC”) since February 1993. Mr. Peper also served as a director of HHOC from October 1991 until we acquired HHOC in January 2002. For more than five years prior to joining HHOC, Mr. Peper was a partner in the law firm of Jackson Walker, L.L.P., where he continued to serve in an of counsel capacity through 2001.

Timothy R. Woodall joined us in August 2006 as executive vice president and chief financial officer. From October 2004 to July 2006, Mr. Woodall was employed by UBS Investment Bank as an Executive Director in their London based Energy Group. From August 2001 to August 2004, Mr. Woodall was employed by Credit Suisse First Boston as a Vice President (from August 2001 to January 2004) and Director (from January 2004 to July 2004) in their New York based Global Energy Group.

OWNERSHIP OF COMMON STOCK BY

MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of Common Stock beneficially owned by each director; by the Company’s chief executive officer; by the four other most highly compensated executive officers of the Company; by all directors and executive officers as a group; and by such persons known to the Company to own beneficially more than five (5%) of the outstanding Common Stock of the Company.

The information set forth below is as of October 17, 2006 (the “Record Date”) and is based upon information supplied or confirmed by the named individuals:

Beneficial Owner	Common Shares	Percent of Common Shares (1)
Richard A. Bachmann (2)	2,930,970	7.5
John C. Bumgarner, Jr. (3)	64,346	*
Jerry D. Carlisle (4)	28,824	*
Harold D. Carter (3)	53,652	*
Enoch L. Dawkins (5)	21,221	*
T. Rodney Dykes (6)	61,577	*
Dr. Norman C. Francis (7)	14,761	*
Robert D. Gershen (3)	56,177	*
Phillip A. Gobe (8)	49,490	*
William R. Herrin, Jr. (7)	18,203	*
William O. Hiltz (9)	121,196	*
Javan D. Ottoson (10)	129	*
John H. Peper (11)	246,557	*
John G. Phillips (3)	51,210	*
Timothy R. Woodall	—	*
All directors and executive officers as a group (15 persons)	3,718,314	9.3
Steadfast Capital Management LLC (12)	1,930,000	5.0
Amber Master Fund (Cayman) SPC (13)	2,046,300	5.3

*	Represents beneficial ownership of less than 1%.

(1)	Percentage ownership of a holder or class of holders is calculated by dividing (1) the number of shares of Common Stock, including restricted shares, outstanding attributed to such holder or class of holders, as the case may be, plus the total number of shares of Common Stock underlying options exercisable and restricted share units that vest within sixty days from October 17, 2006 and warrants held by such holder or class of holders, as the case may be, by (2) the total number of shares of Common Stock outstanding plus the total number of shares of Common Stock underlying options exercisable and restricted share units that vest within sixty days from October 17, 2006 and warrants held by such holder or class of holders, as the case may be, but not Common Stock underlying such securities held by any other person.
(2)	Includes 930,898 shares of Common Stock pledged to support obligations incurred in five separate transactions under Forward Purchase Agreements entered into with Citigroup. Mr. Bachmann retains voting rights with respect to these shares. The number of shares to be delivered commencing in June 2007 pursuant to such agreements will be based on the market price of the Company’s Common Stock and will not exceed 930,898 shares. Mr. Bachmann has the right to deliver cash instead of shares of Common Stock. Also includes (i) 350,668 shares of Common Stock underlying options granted to Mr. Bachmann under our 2006 Long Term Stock Incentive Plan, which may be exercised within 60 days from October 17, 2006, (ii) 2,245 shares of Common Stock beneficially owned by Mr. Bachmann and held in trust by the Energy Partners, Ltd. 401(k) Plan and (iii) 1,000 shares beneficially owned by Mr. Bachmann’s wife. The address for Mr. Bachmann is Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170.
(3)	Includes 29,025 shares of Common Stock underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to each of Messrs. Bumgarner, Carter, Gershen and Phillips. Also includes 15,819 and 1,993 phantom shares accrued for Messrs. Bumgarner and Gershen under our Stock and Deferral Plan for Non-Employee Directors.
(4)	Includes 19,025 shares of Common Stock underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted to Mr. Carlisle under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors. Includes 500 shares of Common Stock beneficially owned by Mr. Carlisle’s wife of which Mr. Carlisle disclaims beneficial ownership.
(5)	Includes 15,025 shares of Common Stock underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted to Mr. Dawkins under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors.
(6)	Includes 54,000 shares of Common Stock underlying options exercisable within 60 days of October 17, 2006 granted to Mr. Dykes under our 2006 Long Term Stock Incentive Plan. Also includes 1,674 shares of Common Stock beneficially owned by Mr. Dykes and held in trust by the Energy Partners, Ltd. 401(k) Plan.
(7)	Includes 9,025 shares of Common Stock underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to each of Dr. Francis and Mr. Herrin. Also includes 1,780 phantom shares accrued for Dr. Francis under our Stock and Deferral Plan for Non-Employee Directors.
(8)	Includes 48,500 shares of Common Stock underlying options exercisable within 60 days of October 17, 2006 granted to Mr. Gobe under our 2006 Long Term Stock Incentive Plan. Also includes 990 shares of Common Stock beneficially owned by Mr. Gobe and held in trust by the Energy Partners, Ltd. 401(k) Plan.
(9)	Includes 13,025 shares of Common Stock underlying options exercisable, and 1,858 restricted share units vesting, within 60 days of October 17, 2006 granted under our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors to Mr. Hiltz, and 4,314 phantom shares accrued for Mr. Hiltz under our Stock and Deferral Plan for Non-Employee Directors.
(10)	Shares of Common Stock beneficially owned by Mr. Ottoson and held in trust by the Energy Partners, Ltd. 401(k) Plan.
(11)	Includes 127,300 shares of Common Stock underlying options exercisable, within 60 days of October 17, 2006 granted under our 2006 Long Term Stock Incentive Plan, and 68,445 warrants granted in the acquisition of Hall-Houston Oil Company in 2002, which are currently exercisable. Also includes 1,496 shares of Common Stock beneficially owned by Mr. Peper and held in trust by the Energy Partners, Ltd. 401(k) Plan.

(12)	Based on a Schedule 13G filed with the SEC on March 17, 2006, for shares held by Steadfast Capital Management LLC, Steadfast Advisors LLC, Steadfast Capital, L.P., American Steadfast, L.P., Steadfast International Ltd. and Robert S. Pitts, Jr., the managing member of Steadfast Capital Management LLC and Steadfast Advisors LLC (collectively, “Steadfast”). The address for Steadfast is 767 Fifth Avenue, 6th Floor, New York, New York 10153.
(13)	Based on a Schedule 13G filed with the SEC on September 25, 2006 for shares held by Amber Master Fund (Cayman) SPC, Amber Capital LP, Amber Capital GP LLC, Michel Brogard and Joseph Oughourlian. The address for Amber Master Fund (Cayman) SPC is P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. The address for the other reporting persons is 600 Lexington Avenue - 34th Floor, New York, New York 10022.

CORPORATE GOVERNANCE

The Board of Directors

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. The Company’s Corporate Governance Guidelines provide that directors are expected to attend regular Board meetings and the Annual Meeting of Stockholders in person and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During calendar year 2005, the Board of Directors held a total of nine (9) meetings, regular and special. All directors of the Company attended at least seventy-five percent (75%) of the meetings of the Board of Directors and of the committees on which they served during the period. All of the Company’s then current directors who were standing for reelection at the meeting attended the annual meeting of stockholders in 2005.

The non-management directors meet in executive sessions at least semi-annually and our independent directors meet at least annually, to discuss such matters as they deem appropriate. At least once a year, our non-management directors meet to review the Compensation Committee’s annual review of the chief executive officer. These executive sessions are chaired by the Chairman of the Nominating & Governance Committee. Stockholders may communicate with the non-management directors by following the procedures under “—Communications with Board of Directors.”

Committees of the Board

The Audit Committee

The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, the current members of which are Messrs. Bumgarner, Carlisle (Chairman), Carter and Phillips. The Board of Directors has determined that each of the members of the Audit Committee is “independent” as defined by New York Stock Exchange (“NYSE”) listing standards and the rules of the SEC applicable to audit committee members, and that Mr. Carlisle qualifies as an “audit committee financial expert” as described in Item 401(h) of Regulation S-K. The Audit Committee has a charter under which its primary purpose is to assist the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent registered public accountants’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent registered public accountants and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment and compensation of the independent registered public accountants. During fiscal year 2005, the Audit Committee held eight (8) meetings.

The Compensation Committee

The Board of Directors has a standing Compensation Committee, the current members of which are Messrs. Bumgarner (Chairman), Gershen, Herrin and Phillips. The Compensation Committee has a charter under which its responsibilities and authorities include reviewing the Company’s compensation strategy, reviewing the performance of and approving the compensation for the senior management (other than the chief executive officer), evaluating the chief executive officer’s performance and, either as a committee or together with the other independent directors, determining and approving the chief executive officer’s compensation level. In addition, the committee approves and administers employee benefit plans and takes such other action as may be appropriate or as directed by the Board of Directors to ensure that the compensation policies of the Company are reasonable and fair. The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined by NYSE listing standards. During fiscal year 2005, the Compensation Committee held three (3) meetings.

The Nominating & Governance Committee

The Board of Directors also has a standing Nominating & Governance Committee, the current members of which are Dr. Francis (Chairman) and Messrs. Carter, Herrin and Hiltz. The Nominating & Governance Committee has a charter under which its responsibilities and authorities include identifying director candidates and recommending director nominees for the next annual meeting of stockholders or for any vacancy on the Board of Directors and recommending members of the Board of Directors to serve on the various committees. In addition, the Nominating & Governance Committee develops and recommends to the Board of Directors the Corporate Governance Guidelines of the Company and is responsible for the oversight of the evaluation of the Board of Directors and management. The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” as defined by NYSE listing standards. During fiscal year 2005, the Nominating & Governance Committee held two (2) meetings.

Nominee Qualifications

When seeking candidates for director, the Nominating & Governance Committee may solicit suggestions from incumbent directors, management, stockholders or others. While the Nominating & Governance Committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2005. After conducting an initial evaluation of a potential candidate, the Nominating & Governance Committee will interview that candidate if it believes such candidate might be suitable to be a director. The Nominating & Governance Committee may also ask the candidate to meet with management. If the Nominating & Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Nominating & Governance Committee selects each nominee based on the nominee’s skills, achievements and experience. The Nominating & Governance Committee considers a variety of factors in selecting candidates, including, but not limited to the following: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management and a willingness to commit time and energy.

Communications with Board of Directors

The Nominating & Governance Committee, on behalf of the Board, reviews letters from stockholders concerning the Company’s annual general meeting and governance process and makes recommendations to the Board based on such communications. Stockholders can send communications to the Board by mail in care of the Corporate Secretary at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, and should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any non-management director who wishes to review it.

Website Access to Corporate Governance Documents

Copies of the charters for the Audit Committee, the Compensation Committee and the Nominating & Governance Committee, as well as the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics (the “Code”), are available free of charge on the Company’s website at www.eplweb.com or by writing to Investor Relations, Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. The Company will also post on its website any amendment to the Code and any waiver of the Code granted to any of its directors or executive officers.

Compensation of Directors

Non-employee directors receive an annual retainer of $30,000 and meeting fees of $2,000 for each Board meeting, and $1,500 for each committee meeting, attended (even if held on the same date). The Chairman of the Audit Committee receives an additional $15,000 per year, each other Audit Committee member receives an additional $5,000 per year and the Chairman of each of the Compensation Committee and the Nominating & Governance Committee receives an additional $10,000 per year. Meeting fees are paid in cash. Retainer fees are paid in shares of Common Stock (valued at fair market value); provided that a director may elect to receive up to 50% of such retainer fees in cash. Directors may defer all or a portion of their retainer and meeting fees. Directors are also reimbursed for their reasonable expenses in connection with attending Board of Director meetings and other Company events.

Our Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors provides for grants of stock options and restricted share units to members of the Board of Directors who are not employees of the Company or any subsidiary. The size of any grants of stock options and restricted share units to non-employee directors, including to new directors, will be determined annually, based on the analysis of an independent compensation consultant. Based on such analysis, the Compensation Committee recommended, and the Board approved, the grant of 6,500 stock options and 3,000 restricted stock units to each non-employee director on the date of the 2006 Annual Meeting. All stock options granted under the plan will have a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (as determined by the committee appointed to administer the plan). Stock options and restricted share units become 100% vested on the first anniversary of the date of grant provided the eligible director continues as a director of the Company throughout that one-year period. Prior to the first anniversary of the date of grant, an eligible director shall be vested in the pro rata number of options or restricted share units based on the number of days during that year that the eligible director served. Stock options expire on the earlier of (i) ten years from the date of grant or (ii) 36 months after the optionee ceases to be a director for any reason. The total number of shares of our Common Stock that may be issued under the plan is 500,000, subject to adjustment in the case of certain corporate transactions and events.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth certain summary information for the prior three years concerning the compensation earned by the Company’s Chief Executive Officer (Mr. Bachmann) and our four other most highly compensated executive officers who earned in excess of $100,000 for services rendered in 2005.

				Long Term Compensation Awards (1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Share Award(s) ($)	Securities Underlying Options/ SARs (#)	Long Term Incentive Plan Payouts (#)	All Other Compensation ($) (2)
Richard A. Bachmann Chairman and Chief Executive Officer (3)	2005	415,000	915,000	382,571	111,930	17,777	17,352
	2004	392,000	600,000	—	62,000	—	6,853
	2003	372,000	500,000	—	200,000	—	9,096
Phillip A. Gobe President and Chief Operating Officer (3)(4)(5)	2005	300,000	199,000	255,721	174,817	—	109,748
	2004	21,538	100,000	758,800	95,500	—	127
						—
David R. Looney Executive Vice President and Chief Financial Officer (3)(4)(6)	2005	209,821	366,950	885,248	191,007	—	144,023

John H. Peper	2005	227,000	129,970	103,456	130,271	7,778	13,715
Executive Vice President,	2004	212,000	200,000	—	13,400	—	35,836
General Counsel and Corporate Secretary (3)(7)	2003	201,500	175,000	—	33,500	—	4,495
T. Rodney Dykes Senior Vice President—Production (3)	2005	206,000	120,600	81,464	77,838	4,445	13,012
	2004	202,000	80,000	—	10,000	—	4,675
	2003	184,583	160,000	—	26,000	—	12,244

(1)	Under the Amended and Restated 2000 Long Term Stock Incentive Plan, all outstanding awards will become fully exercisable at the time of a change of control of the Company. See “—Employment Agreements and Change of Control Arrangements” for a summary of the definition of change of control.
(2)	The amounts represent the dollar value of term life insurance premiums paid by us for the benefit of the executive officers, the dollar value of the Company match to the Energy Partners, Ltd. 401(k) Plan on the employees’ behalf, reimbursement of relocation expenses and, in the case of Mr. Dykes, the Company’s contributions to a key employee retention plan. The plan requires that the 401(k) match be held in our Common Stock for a period of three years. For 2005, (i) the life insurance premiums for Messrs. Bachmann, Gobe, Looney, Peper and Dykes were $4,752, $1,518, $198, $1,115 and $652, respectively; (ii) the value of the 401(k) match for Messrs. Bachmann, Gobe, Looney, Peper and Dykes were $12,600, $12,600, $11,025, $12,600 and $12,360, respectively; and (iii) the value of reimbursed relocation expenses for Messrs. Gobe and Looney was $95,630 and $133,800, respectively.
(3)	2005 Bonus awards include amounts to be paid in September 2006 for Messrs. Bachmann, Gobe, Looney, Peper and Dykes of $80,000, $39,000, $26,950, $24,970 and $20,600, respectively, conditioned upon continued employment with the Company at that time. 2005 Restricted Share Awards of restricted stock units include awards granted subject to stockholder approval of the 2006 Plan for Messrs. Bachmann, Gobe, Looney, Peper and Dykes of 16,648, 11,128, 6,486, 4,502 and 3,545 units, respectively. Restricted stock units vest ratably over a three year period. Dividends, if any, will be credited to the accounts of the participants.
(4)	Mr. Gobe commenced employment with us in December 2004 and Mr. Looney commenced employment with us in February 2005. Mr. Gobe became the Company’s President upon his appointment by the Board in May 2005. Mr. Looney became the Company’s Executive Vice President and Chief Financial Officer upon his appointment by the Board in March 2005. Mr. Looney has since resigned from the Company, effective May 2, 2006.

(5)	On December 6, 2004, Mr. Gobe was granted 40,000 restricted share units which vest on December 6, 2007. As of December 31, 2005, Mr. Gobe’s restricted shares, all of which are unvested, had a value of $871,000. Dividends, if any, will be paid on the restricted shares at the same rate paid to all stockholders.
(6)	On February 21, 2005 Mr. Looney was granted 30,000 restricted share units which vest on February 21, 2008. As of December 31, 2005, Mr. Looney’s restricted shares, all of which are unvested, had a value of $653,700. Dividends, if any, will be paid on the restricted shares at the same rate paid to all stockholders. Upon commencement of his employment, Mr. Looney received a payment of $235,000.
(7)	On May 6, 2003, Mr. Peper was granted 15,000 restricted shares for services rendered in 2002, all of which vest on May 6, 2006. As of December 31, 2005, Mr. Peper’s restricted shares, all of which are unvested, had a value of $326,850. Dividends, if any, will be paid on the restricted shares at the same rate paid to all stockholders.

Incentive and Other Employee Benefit Plans

The table below sets forth information regarding stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers for services rendered during the fiscal year ended December 31, 2005 and includes stock options granted in March 2006. We did not grant any stock appreciation rights for services rendered during 2005.

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (1)
					5%($)	10%($)
Richard A. Bachmann (2)(3)	111,930	17%	22.98	March 23, 2016	1,617,612	4,099,347
Phillip A. Gobe (2)(3)(4)	24,939	4%	22.98	March 23, 2016	360,418	913,371
	49,878	7%	22.31	March 16, 2016	699,820	1,773,482
	100,000	5%	26.59	July 22, 2015	1,672,231	4,237,761
David R. Looney (2)(3)(4)(5)	14,536	2%	22.98	March 23, 2016	210,074	532,369
	29,071	4%	22.31	March 16, 2016	407,885	1,033,660
	30,000	4%	24.54	February 21, 2015	462,992	1,173,313
	17,400	3%	27.34	March 17, 2015	299,175	758,169
	100,000	15%	26.59	July 22, 2015	1,672,231	4,237,761
John H. Peper (2)(3)(4)	10,090	1%	22.98	March 23, 2016	145,821	369,538
	20,181	3%	22.31	March 16, 2016	283,152	717,564
	100,000	15%	26.59	July 22, 2015	1,672,231	4,237,761
T. Rodney Dykes (2)(3)(4)	7,946	1%	22.98	March 23, 2016	114,836	291,016
	15,892	2%	22.31	March 16, 2016	222,975	565,062
	50,000	7%	26.59	July 22, 2015	836,115	2,118,881

(1)	The dollar amounts under these columns represent the potential realizable value of the total grant of non-qualified stock options to each of the named executive officers assuming that the market price of the underlying security appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company’s Common Stock.
(2)	Options granted on March 23, 2006 have a ten-year term and are exercisable as follows: one-third become exercisable beginning on March 23, 2007, one-third are exercisable beginning on March 23, 2008 and the remainder are exercisable beginning on March 23, 2009.

(3)	Options granted on March 16, 2006 have a ten-year term and are exercisable as follows: one-third become exercisable beginning on March 16, 2007, one-third are exercisable beginning on March 16, 2008 and the remainder are exercisable beginning on March 16, 2009.
(4)	Options granted in July 2005 have a ten-year term and are all exercisable on July 22, 2010.
(5)	Mr. Looney received 30,000 options upon commencement of his employment in February 2005. One third of these options became exercisable on February 21, 2006, one third are exercisable beginning on February 21, 2007 and the remainder are exercisable beginning on February 21, 2008. Mr. Looney’s options granted in March 2005 are exercisable one third on March 17, 2006, one third beginning March 17, 2007 and the remainder beginning on March 17, 2008.

The table below sets forth information concerning the value of exercised and unexercised stock options held by our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2005.

Aggregated Option Exercises During Fiscal 2005

and Option Values as of December 31, 2005

Name	Shares Acquired on Exercise(#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End(#)		Value of Unexercised In-the-Money Options at Fiscal Year End($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard A. Bachmann	—	—	288,890	126,444	2,774,588	591,486
Phillip A. Gobe	—	—	16,667	178,833	47,001	93,999
David R. Looney	—	—	—	147,400	—	—
John H. Peper	—	—	106,005	139,178	1,345,310	238,938
T. Rodney Dykes	10,000	124,600	37,556	81,777	404,835	194,388

(1)	Fair market value on date of exercise minus the exercise price of the stock options.
(2)	Based on the positive difference, if any, between the closing sale price of the Company’s Common Stock of $21.79 on December 31, 2005, as reported by the New York Stock Exchange, and the exercise price of such options.

Employment Agreements and Change of Control Arrangements

Under our offer letter agreement with Mr. Gobe dated October 19, 2004, he is entitled to an annual salary of at least $300,000. In addition, Mr. Gobe received 40,000 restricted share units which vest on the third anniversary of the date of the grant, and ten year options to purchase 50,000 shares of Common Stock, which vest ratably over three years, at an exercise price equal to the market price of the Common Stock on the date of grant. Mr. Gobe’s bonus target is 65% of base salary.

Under our offer letter with Javan Ottoson dated March 20, 2006, Mr. Ottoson is entitled to an annual salary of $210,000. In addition, Mr. Ottoson received an employment payment of $50,000, ten year options to purchase 10,000 shares of Common Stock, which vest ratably over three years at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and 5,000 restricted share units which vest on the third anniversary of the date of his start of employment. Mr. Ottoson’s bonus target is 50% of base pay.

Under our offer letter with Timothy Woodall dated July 11, 2006, he is entitled to an annual salary of $250,000. In addition, Mr. Woodall received an employment payment of $150,000, ten year options to purchase 100,000 shares of Common Stock, which vest ratably over three years at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and 30,000 restricted share units which vest on the third anniversary of the date of his start of employment. Mr. Woodall’s bonus target is 55% of base pay.

Certain of our executive officers, Messrs. Bachmann, Gobe, Peper and Woodall, have entered into a Change of Control Severance Agreement (each a “Severance Agreement”) with the Company. Messrs. Bachmann, Gobe and Peper entered into their respective agreements in March 2005 and Mr. Woodall entered into his Severance Agreement concurrently with his joining the Company in August 2006. Each Severance Agreement expires on March 28, 2008. None of the executive officers with a Severance Agreement is covered by the Severance Plan (as defined below). In addition, the Company has a Change of Control Severance Plan (the “Severance Plan” and, together with the Severance Agreements, the “Severance Program”) for certain key employees, including Mr. Dykes and Mr. Ottosan. The Severance Plan may be amended or terminated by the Board of Directors in its sole discretion prior to the occurrence of a change of control of the Company.

The Severance Program provides that, upon the occurrence of a change of control, all equity awards granted to participants will become fully vested, all stock options will become fully exercisable and all restrictions on restricted shares and restricted share units will lapse. With respect to performance shares or other awards contingent on satisfaction of performance measures, the performance cycle will end as of the date of the change of control. In addition, participants in the Severance Program are entitled to receive certain benefits in the event of certain terminations of employment for “good reason” (including terminations by the participant following certain changes in duties, benefits, required relocations, etc. that are treated as involuntary terminations) occurring within two years after a change of control. An eligible participant would be entitled to receive between one and three times the sum of (i) the participant’s annual rate of base salary for the year of termination and (ii) the participant’s average annual bonus from the Company for the three calendar years preceding the calendar year in which such termination of employment occurs (or, if the participant was employed for less than three years, the greater of the average annual bonus for all of the calendar years such individual was employed and the target bonus for the calendar year of termination), disregarding any reduced bonus for a partial year of employment. Messrs. Bachmann, Gobe, Looney and Peper are entitled to receive three times, and Mr. Dykes is entitled to receive two times, the sum described in the preceding sentence. Each such multiple cannot be reduced after the occurrence of a change of control. If the participant has not received a bonus for the calendar year preceding the calendar year of termination of employment, the participant will receive a bonus for that year in an amount equal to the participant’s target bonus opportunity for that year. Payments are to be paid in a lump sum in cash within 30 days following termination. In addition, participants will continue to receive medical, dental and life insurance benefits in existence at the time of the change of control for a specified period of time (18 months for our executive officers), provided that the participant continues to pay the same portion of the required premium for such coverage as was required prior to termination. If any payments are subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, payments to the participant will be reduced until no amount payable to the participant would constitute an “excise parachute payment,” provided that no such reduction will be made if the net after-tax payment to which the participant would otherwise be entitled without such reduction would be greater than the net after-tax payment, in each case, after taking into account Federal, state, local or other income and excise taxes, to the participant resulting from the receipt of such payments with such reduction.

For purposes of the Severance Program and awards under the Amended and Restated 2000 Long Term Stock Incentive Plan and the Amended and Restated 2000 Stock Incentive Plan for Non-Employee Directors, a change of control generally includes any of the following events: (i) an acquisition by any person of 25% or more of the securities entitled to vote in the election of directors, (ii) the current directors, or their approved successors, no longer constitute a majority of the Board of Directors, (iii) a merger or similar transaction is consummated which results in the holders of our Common Stock owning 50% or less of the surviving or transferee entity’s securities entitled to vote generally in the election of directors or (iv) approval of a plan of liquidation or disposition of all or substantially all of our assets.

Assuming a qualifying termination had occurred on October 15, 2006, (i) approximately $7.3 million would have been payable to the four executive officers who have entered into Severance Agreements with the

Company, (ii) approximately $1.3 million would have been payable to the 2 executive officers who participate in the Severance Plan and (iii) approximately an additional $4.1 million would have been payable to the other 11 other key employees who participate in the Severance Plan (in each case, excluding the value of equity compensation triggered by the change of control).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, with respect to the year ended December 31, 2005, all applicable filings were made timely other than one late report by Mr. Bachmann.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Stockholder proposals intended to be included in the Proxy Statement relating to the Company’s 2007 Annual Meeting pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company no later than December 1, 2006 and must otherwise comply with Rule 14a-8.

Any stockholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2007 Annual Meeting must be delivered to the Corporate Secretary of the Company no later than March 6, 2007, but no earlier than February 4, 2007. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2007 Annual Meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, the Company may exercise discretionary voting authority over proxies with respect to such proposal, if presented at the 2007 Annual Meeting.

Stockholder proposals for nominees for directors must comply with the procedures set forth in Section 2.10 of the Company’s By-laws. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time of giving notice and must be entitled to vote at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to the Secretary at the principal executive offices of the Company (i) in the case of a nomination for election at an annual meeting, not later than 60 days nor earlier than 90 days prior to the first anniversary of the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The stockholder notice must set forth the following:

•	As to each person the stockholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder, including such person’s written consent to being named as a nominee and to serving as a director if elected, and

•	As to the nominating stockholder and the beneficial owner, if any, of such stock, (i) such stockholder’s and beneficial owner’s, name and address as they appear on the Company’s books, (ii) the class and number of shares of the Company’s capital stock which are owned beneficially or of record by such stockholder and such beneficial owner, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such nomination and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

In addition to complying with the foregoing procedures, any stockholder nominating a director must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Recommendations must also include a written statement from the candidate expressing a willingness to serve.

IMPORTANT

The Board of Directors urges you NOT to return any gold consent card solicited from you by Woodside. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

For additional information or assistance, please call our soliciting agent, MacKenzie Partners, Inc., toll free at (800) 322-2885. MacKenzie Partners, Inc.’s address is 105 Madison Avenue, New York, NY 10016.

By Order of the Board of Directors
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary

November 1, 2006

Annex I

CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

Under applicable SEC regulations, members of the Board and certain officers of the Company may be deemed to be “participants” in our solicitation of revocations of consents. The following information is provided for those who are participants in the solicitation:

Name, Present Principal Occupation and Principal Business Address for each Participant

Name	Present Principal Occupation	Principal Business Address
Richard A. Bachmann	Chairman and Chief Executive Officer, Energy Partners, Ltd.	Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana 70170

John C. Bumgarner, Jr.	Managing Member, Utica Plaza Management Company	Utica Plaza, L.L.C. Penthouse 2100 South Utica Avenue Tulsa, OK 74114

Jerry D. Carlisle	President, DarC Marketing, Inc.	Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana 70170

Harold D. Carter	Independent oil and natural gas consultant and investment advisor.	5949 Sherry Lane Suite 1475 Dallas, TX 75225

Enoch L. Dawkins	Retired President, Murphy Exploration and Production Co.	Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana 70170

Dr. Norman C. Francis	President, Xavier University of Louisiana	Xavier University of Louisiana Room 205 1 Drexel Drive New Orleans, LA 70125

Robert D. Gershen	President, Associated Energy Managers, LLC	Associated Energy Managers, L.L.C. 136 Dwight Road Longmeadow, MA 01106

Phillip A. Gobe	President and Chief Operating Officer, Energy Partners, Ltd.	Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana 70170

William R. Herrin, Jr.	Retired Vice President and General Manager, Gulf of Mexico Production Business Unit, Chevron U.S.A. Production Co.	Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana 70170

William O. Hiltz	Senior Managing Director, Evercore Partners	Evercore Partners 55 East 52nd Street 43rd Floor New York, NY 10055

John G. Phillips	Independent financial consultant	938 Lafayette Street Suite 240 New Orleans, LA 70113

Name	Present Principal Occupation	Principal Business Address
T.J. Thom	Director of Investor Relations, Energy Partners, Ltd.	Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana 70170

John H. Peper	Executive Vice President, General Counsel and Corporate Secretary, Energy Partners, Ltd.	Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana 70170

Timothy R. Woodall	Executive Vice President and Chief Financial Officer, Energy Partners, Ltd.	Energy Partners, Ltd. 201 St. Charles Ave., Suite 3400 New Orleans, Louisiana 70170

Ownership of EPL

To the extent not already included in this Consent Revocation Statement, the following table shows the number of shares of Common Stock beneficially owned by each Participant. The information set forth below is as of the Record Date and is based upon information supplied or confirmed by the named individuals:

Beneficial Owner	Common Shares	Percent of Common Shares
T.J. Thom (1)	10,662	*

*	Represents beneficial ownership of less than 1%.
(1)	Includes 9,766 shares of Common Stock underlying options exercisable within 60 days of October 17, 2006 granted to Ms. Thom under our 2006 Long Term Stock Incentive Plan. Also includes 896 shares of Common Stock beneficially owned by Ms. Thom and held in trust by the Energy Partners, Ltd. 401(k) Plan.

Arrangements with EPL

Except as otherwise set forth below or in this Consent Revocation Statement, none of the Participants nor any of their associates, has any arrangement or understanding with any person (i) with respect to any future employment by EPL or its affiliates or (ii) with respect to future transactions to which EPL or any of its affiliates will or may be a party, or any material interest, direct or indirect, in any transaction that has occurred since January 1, 2006, or any currently proposed transaction or series of similar transactions, which EPL or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.

Ms. Thom is a participant in the Severance Program described in the Consent Revocation Statement under “Executive Compensation and other Matters—Employment Agreements and Change of Control Arrangements.”

Transactions in Ownership of EPL Common Stock

The following table sets forth the acquisitions and dispositions of shares of our Common Stock made by the Participants since during the past two years:

Name	Date of Transaction	Nature of Transaction	No. of Shares	Transaction Type
Bachmann, Richard A.	12/07/2004	Disposition	7,200	(1)
	12/07/2004	Acquisition	500	(2)
	01/17/2005	Disposition	17,197	(3)
	02/25/2005	Disposition	200,000	(4)
	03/09/2005	Disposition	100,000	(4)
	03/24/2005	Acquisition	62,000	(5)
	03/31/2005	Acquisition	244.75	(6)

Name	Date of Transaction	Nature of Transaction	No. of Shares	Transaction Type
	05/06/2005	Disposition	1,641	(3)
	06/30/2005	Acquisition	238.94	(6)
	09/30/2005	Acquisition	6.65	(6)
	11/22/2005	Disposition	5,100	(1)
	11/22/2005	Acquisition	500	(2)
	03/16/2006	Acquisition	17,777	(7)
	03/16/2006	Disposition	4,721	(3)
	03/23/2006	Acquisition	16,648	(8)
	03/23/2006	Acquisition	111,930	(5)
	03/31/2006	Acquisition	262.39	(6)
	06/30/2006	Acquisition	365.68	(6)
	08/03/2006	Acquisition	9,102	(8)
	08/03/2006	Acquisition	62,659	(5)
	08/16/2006	Disposition	39,400	(4)
	08/18/2006	Disposition	5,600	(4)
	09/30/2006	Acquisition	73.85	(6)
Bumgarner Jr., John C.	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	05/12/2005	Acquisition	1,866.491	(9)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
	05/04/2006	Acquisition	1,669.7588	(9)
Carlisle, Jerry C.	05/12/2005	Acquisition	933	(10)
	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	05/04/2006	Acquisition	835	(10)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
Carter, Harold D.	12/23/2004	Acquisition	1,028	(11)
	05/12/2005	Acquisition	714	(10)
	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	04/04/2006	Disposition	19,093	(12)
	04/04/2006	Acquisition	19,093	(13)
	05/04/2006	Acquisition	649	(10)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
Dawkins, Enoch L.	05/12/2005	Acquisition	604	(10)
	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	05/04/2006	Acquisition	557	(10)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
Francis, Norman C.	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	05/12/2005	Acquisition	988.1423	(9)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
	05/04/2006	Acquisition	890.538	(9)
	05/12/2006	Acquisition	99	(14)

Name	Date of Transaction	Nature of Transaction	No. of Shares	Transaction Type
	05/12/2006	Disposition	99	(14)
Gershen, Robert D.	12/23/2004	Acquisition	8,243	(11)
	05/12/2005	Acquisition	1,208	(10)
	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	05/04/2006	Acquisition	1,113	(10)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
Gobe, Phillip A.	12/06/2004	Acquisition	40,000	(8)
	12/06/2004	Acquisition	50,000	(5)
	03/17/2005	Acquisition	45,500	(5)
	03/31/2005	Acquisition	138.90	(6)
	06/30/2005	Acquisition	134.34	(6)
	07/22/2005	Acquisition	100,000	(5)
	09/30/2005	Acquisition	112.15	(6)
	12/31/2005	Acquisition	95.69	(6)
	03/16/2006	Acquisition	49,878	(5)
	03/23/2006	Acquisition	11,128	(8)
	03/23/2006	Acquisition	24,939	(5)
	03/31/2006	Acquisition	158.07	(6)
	06/30/2006	Acquisition	195.60	(6)
	08/03/2006	Acquisition	1,167	(8)
	08/03/2006	Acquisition	8,036	(5)
	09/30/2006	Acquisition	153.85	(6)
Herrin Jr. , William Robert	05/12/2005	Acquisition	1,208	(10)
	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	05/04/2006	Acquisition	1,113	(10)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
	08/15/2006	Acquisition	3,000	(15)
Hiltz, William O.	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	05/12/2005	Acquisition	1,207.7295	(9)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
	05/04/2006	Acquisition	1,113.1725	(9)
Peper, John H.	12/21/2004	Disposition	1,020	(16)
	12/21/2004	Acquisition	11,943	(16)
	12/31/2004	Acquisition	45.495	(6)
	03/17/2005	Disposition	16,279	(17)
	03/17/2005	Acquisition	13,400	(5)
	03/18/2005	Disposition	591	(3)
	03/31/2005	Acquisition	135.124	(6)
	06/30/2005	Acquisition	130.695	(6)
	07/22/2005	Acquisition	100,000	(5)
	09/30/2005	Acquisition	109.107	(6)
	12/31/2005	Acquisition	108.681	(6)
	03/16/2006	Acquisition	7,778	(7)
	03/16/2006	Disposition	2,490	(3)

Name	Date of Transaction	Nature of Transaction	No. of Shares	Transaction Type
	03/16/2006	Acquisition	20,181	(5)
	03/23/2006	Acquisition	4,502	(8)
	03/23/2006	Acquisition	10,090	(5)
	03/31/2006	Acquisition	149.216	(6)
	04/18/2006	Acquisition	12,067	(18)
	04/18/2006	Acquisition	36,201	(18)
	04/18/2006	Disposition	17,960	(18)
	05/06/2006	Disposition	4,568	(3)
	06/30/2006	Acquisition	185.593	(6)
	08/03/2006	Acquisition	1,529	(8)
	08/03/2006	Acquisition	10,523	(5)
	09/30/2006	Acquisition	145.231	(6)
Phillips, John G.	04/01/2005	Disposition	196	(1)
	05/12/2005	Acquisition	714	(10)
	05/12/2005	Acquisition	2,000	(8)
	05/12/2005	Acquisition	5,000	(5)
	05/04/2006	Acquisition	649	(10)
	05/04/2006	Acquisition	3,000	(8)
	05/04/2006	Acquisition	6,500	(5)
Thom, T. J.	02/23/2005	Acquisition	2,334	(19)
	02/23/2005	Disposition	2,334	(19)
	03/02/2005	Acquisition	6,000	(19)
	03/02/2005	Disposition	6,000	(19)
	03/17/2005	Acquisition	3,300	(8)
	03/18/2005	Disposition	185	(3)
	03/31/2005	Acquisition	77.38	(6)
	05/10/2005	Disposition	421	(17)
	05/13/2005	Disposition	549	(3)
	06/27/2005	Disposition	1,251	(17)
	06/30/2005	Acquisition	74.85	(6)
	07/22/2005	Acquisition	10,000	(8)
	09/30/2005	Acquisition	62.48	(6)
	12/31/2005	Acquisition	88.86	(6)
	03/16/2006	Acquisition	3,600	(8)
	03/16/2006	Acquisition	2,333	(7)
	03/16/2006	Disposition	855	(3)
	03/17/2006	Disposition	379	(3)
	03/31/2006	Acquisition	85.36	(6)
	04/18/2006	Disposition	2,199	(17)
	05/13/2006	Disposition	549	(3)
	08/11/2006	Disposition	1,251	(17)
	06/30/2006	Acquisition	106.17	(6)
	09/30/2006	Acquisition	92.31	(6)
Woodall, Timothy R.	08/21/2006	Acquisition	30,000	(8)
	08/21/2006	Acquisition	100,000	(5)

(1)	Bona fide gift
(2)	Shares acquired as bona fide gift (indirect ownership)
(3)	Shares withheld to satisfy tax withholding requirements
(4)	Sale pursuant to Forward Purchase Agreement

(5)	Stock options acquired pursuant to stock incentive plan
(6)	Shares acquired in 401(k) Plan
(7)	Performance shares earned pursuant to stock incentive plan
(8)	Restricted share units acquired pursuant to stock incentive plan
(9)	Phantom shares acquired pursuant to annual retainer
(10)	Certificated shares acquired pursuant to annual retainer
(11)	Distribution received from a limited partnership
(12)	Distribution to a limited partnership
(13)	Distribution received from a limited partnership (indirect ownership)
(14)	Conversion of phantom stock to certificated shares
(15)	Stock purchase
(16)	Conversion of preferred shares
(17)	Stock sale
(18)	Exercise of warrants
(19)	Exercise of stock options

[WHITE]

CONSENT REVOCATION CARD

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

ENERGY PARTNERS, LTD.

The undersigned, a holder of shares of common stock, par value $0.01 per share, of Energy Partners, Ltd. Inc. (the “Company”), acting with respect to all shares of the Common Stock held by the undersigned at the close of business on October 17, 2006, hereby acts as follows concerning the proposals of Woodside Petroleum Ltd. and ATS Inc. (collectively “Woodside”) set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as ☒ indicated in this example.

PROPOSAL 1:	Proposal made by Woodside to remove all eleven existing members of the Company’s Board (and any person(s) (other than those elected by this consent solicitation) elected or designated by any of such directors to fill any vacancy or newly created directorship).

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:	Proposal made by Woodside to elect Walter R. Arnheim, Terry G. Dallas, Robert B. Holland, III, David R. Martin and J. Kenneth Thompson to serve as directors of the Company (or, if any such nominee is unable or unwilling to serve on the Board, any other person designated as a nominee by Woodside).

☐ YES, REVOKE MY CONSENT
☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON OCTOBER 17, 2006.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:                                                                                                               , 2006

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

IMPORTANT

WE STRONGLY RECOMMEND THAT YOU REJECT ATS AND WOODSIDE AND THEIR EFFORTS TO TAKE CONTROL OF YOUR COMPANY. FIRST, DO NOT SIGN ATS’ gold CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A gold CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED ATS’ CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND MAILING THE ACCOMPANYING WHITE CONSENT REVOCATION CARD. PLEASE ACT TODAY.

Your vote is important. If you have questions or need assistance in voting your shares, please call:

MACKENZIE PARTNERS, INC.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

E-mail: proxy @ mackenziepartners.com

or

Call Toll-Free (800) 322-2855

PLEASE RETURN YOUR WHITE CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED. IN ADDITION, YOU MAY ALSO FAX BOTH SIDES OF YOUR WHITE CONSENT REVOCATION CARD TO: (212) 929-0308.